Exhibit 99.2

Biogen Idec Inc.
Q4 2003 Biogen Idec Inc. Earnings Conference Call Tranascript
Mar. 02. 2004 / 5:00PM ET

Corporate Participants

*	Elizabeth Woo Biogen Idec — Senior Director of Investor Relations

*	Jim Mullen Biogen Idec — Presdient, CEO

*	Peter Kellogg Biogen Idec — CFO, EVP of Finance

*	William Rohn Biogen Idec — COO, EVP

*	William Rastetter Biogen Idec — Chairman

*	Burt Adelman Biogen Idec — EVP of Development

Conference Call Participants

*	Joel Sendek Lazard Freres & Co. LLC — Analyst

*	Geoffrey Porges Sanford Bernstein — Analyst

*	Jennifer Chao RBC Capital Markets — Analyst

*	Craig Parker Lehman Brothers — Analyst

*	Mark Augustine Credit Suisse First Boston — Analyst

*	Meirav Chovav UBS Warburg — Analyst

*	Dennis Harp Deutsche Bank — North America — Analyst

*	Eric Schmidt SG Cowen Securities — Analyst

*	Sandeep Bhatia Piper Jaffray — Analyst

*	John Sonnier Prudential Securities — Analyst

*	Elise Wang Salomon Smith Barney — Analyst

*	Eric Ende

Merrill Lynch — Analyst

*	May-Kin Ho Goldman, Sachs, & Company — Analyst

*	Jason Kantor WR Hambrecht — Analyst

*	Caroline Loewy Morgan Stanley — Analyst

*	Matt Geller CIBC World Markets — Analyst

*	Adam Walsh Jeffries & Company — Analyst

Presentation

Operator [1]

At this time, I would like to welcome everyone to the Biogen Idec fourth quarter and full-year earnings conference call. At this time, I want to turn the conference over to Ms. Elizabeth Woo, Senior Director of Investor Relations. Please go ahead ma’am.

Elizabeth Woo, Biogen Idec — Senior Director of Investor Relations [2]

Thank you, Corey. Everyone, welcome to Biogen Idec’s first post-merger earnings conference call for the fourth quarter and full-year 2003. I do want to offer our apologies for the press release being issued just a few minutes ago. As you know, with the merger, the financial tables have become more complex, and the logistics of uploading those tables to the news ervice took longer than expected.

So, in the meantime, before we begin the conference call, I urge everyone to go to the investor relations section of our web site, biogenidec.com, and to print out the press release with the accompanying tables. This will make it easier to follow along when Peter reviews the financial results. If you’re not able to access the site, you can contact Rob Jacobson, at 617-679-3710, or Fran Dingle, at 617-679-3446. And either of those persons can e-mail you a copy of the release and the tables.

So, let me begin with the Safe Harbor statement. Comments made in this conference call include forward-looking statements regarding the Company’s expectations, regarding future financial results and the development of the Company’s pipeline products. Such statements are based on management’s current expectations, and are subject to the risks and uncertainties which could cause actual results to differ materially. In particular, careful consideration should be given to the risks and uncertainties that are described in our earnings release in the periodic reports filed by Biogen Idec — Biogen and Idec Pharmaceuticals — that we filed with the Securities and Exchange Commission. The

Company does not undertake any obligation to publicly update any forward-looking statements.

Today on the call, we will have Jim Mullen, our CEO, start with an overview and some opening comments. Then we will have Peter Kellogg, our CFO, walk through merger accounting and guidance. Followed by William Rohn, Chief Operating Officer, to briefly update you on commercial products. And then William Rastetter, Executive Chairman, will make some closing comments before we to the question-and-answer session.

For the question-and-answer session, Burt Adelman, our Executive Vice President of Development, will join us.

Given the complexity of the merger accounting, this call will go on a little longer than usual. And so, I am now going to hand the call over to Jim Mullen, for his comments.

Jim Mullen, Biogen Idec — Presdient, CEO [3]

Thank you, Elizabeth. Good afternoon everyone. I know many of you are just getting the press release, so let me just hit the headlines. Then, do a little bit of introduction and turn it over to Peter.

The pro forma combined 2003 revenues rose 19 percent. On a GAAP basis, the full-year 2003 earnings were a loss of $4.92 per share, and that is primarily due to the merger-related accounting. On an adjusted pro forma basis, the full-year 2003 earnings per share was $1.22. Probably the key numbers that people were trying to get grounded in. So, those are the headlines, now let me do a little bit of introduction and then Peter can walk you through the numbers.

Certainly, 2003 has been a transforming year for Biogen Idec since the completion of the merger late last year, we have had a string of successes in the product pipeline. For RITUXAN, the ECOG 1496 trial was stopped early for demonstrating efficacy of maintenance in indolent patients. For ANTEGREN, the current maintenance trial met its primary end-point. And in multiple sclerosis, we announced our intention to file with the FDA, based on the one-year data in the ANTEGREN trial. So, an exciting short period of time here.

I think these past four months of operating at Biogen Idec has confirmed the promise of our new company. Our overall business performance was strong over 1.85 billion in total revenues for the combined company with a top-line growth of 19 percent. This was led by RITUXAN, which continues to grow strongly and there is great promise to extend the indications within oncology, as well as in RA, where Phase III trials have started.

The AVONEX business was very solid, growing at 13 percent. AMEVIVE and ZEVALIN contributed another $60 million in revenue. So, with his with this projected growth trajectory in addition to our late-stage pipeline, where we have three compounds in Phase III trials, we are confident that Biogen Idec is well-positioned to achieve our goal of delivering an average of 15 percent top-line and 20 percent bottom-line growth through 2007.

Now, looking beyond 2007, we’ve also completed a strong year in business development and with our internal discovery efforts. During 2003, of course, everybody remembers we launched AMEVIVE. But importantly, we also initiated this franchise in dermatology which was led by in-licensing of Phase III oral candidates.

In addition to that deal, we consummated several other important collaborations with Genentech, one for development of one or more new Humanized Anti-CD 20 antibodies for a broad ranges diseases. The second collaboration with Genentech on BAFF receptor, which is in the preclinical stage, and with CellTech, we joined a collaboration on molecules directed against the CD-40 ligand protein for the treatment of autoimmune diseases.

We expect to start trials in the least five new molecules — for example neublastin TGF beta, that come from our internal discovery efforts and we expect these starts to occur over the next 18 months.

In total, we have currently have 11 molecules in the clinic and many of these are in multiple indications.

With his combined research and development strength we have over 1000 researchers at Biogen Idec, and we’re the third-largest R&D budget in the biotech industry.

Two weeks ago, Biogen Idec, along with our partners Elan , announced our intention to submit a BLA to the FDA for ANTEGREN and multiple sclerosis. This decision is based on the one-year data from the affirmed monotherapy and the Sentinel combination trial and discussions with the FDA. Let me just remind you — take you back and review what had to occur to warrant a filing based on one-year data. The affirmed monotherapy trial had to be consistent with the Phase II data and the Sentinel combination trial had to demonstrate meaningful benefit.

Now, I want to focus, really, on the current state of the MS market. I know a lot of people are beginning to think about that very carefully after this announcement two weeks ago. In the U.S., there are approximately 450,000 MS patients, of which 300, 350,000 relapsing forms. We consider that the eligible market. That market is slightly over half-penetrated. That is about 180,000 patients in the U.S. are on one of the interferons.

There is more than 50,000 quitters. That number is hard to quantify, but we think that is the right ballpark. There is about 10 to 15,000 new patients diagnosed, annually. And, what you think about the EU marketplace, you can pretty much just double up all those numbers, except the penetration is a little bit less. So, huge there’s still a huge unmet need out there.

Now, ANTEGREN is a once-a-month IV infusion. We think this once-a-month administration is going to be very attractive to patients. IV drug administration isn’t entirely new to the neurologists. Most are familiar with IVs, since they often use IV steroids to treat exacerbations. Nevertheless, the IV access will be a focus area for us with ANTEGREN. With our nine years of data and experience, I think we have information on every single urologist. And we have the largest patient database. Remember, in the U.S., about 5000 neurologists prescribe 90 percent of the business. The top 500 doctors comprise 36 percent of the total MS market, and these 500 are affiliate with MS centers and hospitals.

As we have said many times, we cannot discuss the data from the trials, because we need to protect the integrity of the two-year trial. However, we do believe that this innovative therapy will offer hope to a large number of patients and the market will grow significantly in the U.S. and Europe.

Our commercial organization in the U.S. is already gearing up. We’re aiming to submit the filing, the BLA file by midyear. Once we have done that, we will update you — when we know and we have more clarity on the timing. Therefore, we have not reflected the accelerated launch of ANTEGREN in any of our forecasts or guidance that Peter will discuss later in the call.

The merger of Biogen and Idec has been a transforming event and it has positioned Biogen Idec to achieve significant growth with the potential to launch multiple novel products over the years to come. I think it is a very exciting start in just four months. I will now turn the call over to Peter Kellogg, to review the financial results.

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [4]

Thank you, Jim. Since this is the first quarter in which our merger is reported, I would like to begin with a few comments to orient everyone to the merger accounting implications. As a reminder, the merger closed on the evening of November 12 and the results of the newly formed Biogen Idec are consolidated from that date onward.

For the period before November 12, the results only include those of the former IDEC Pharmaceuticals company. So, with 2003 being the transition year, we have two new impacts to incorporate. First, GAAP creates a series of merger-related accounting, which I’m sure you are all familiar with. Things like amortization of intangibles, in-process R&D write-offs, adjustments to the balance sheet values, etc. Secondly, due to the mid-quarter merger, the reported financials include only seven weeks of the former Biogen results. Accordingly, as attachments to our press release, we have included five tables. And, I would like to reiterate Elizabeth’s point, which is, it would be very helpful if you could get your hands on those tables now, because I am going to use those to explain the GAAP and adjusted pro forma non-GAAP results.

The first two tables are straight GAAP results which we will always provide and of course, these are the most important. I like to draw your attention, also, though, to tables three and four for this discussion. These tables begin with the GAAP results, and then reconcile these reported GAAP financial results to an adjusted pro forma, non-GAAP result for the full quarter and for the full year, respectively.

Now, specifically on tables three and four I would like to walk you through each of the five columns, starting on the left. On the left, in column one, we have the GAAP results. These reflect IDEC Pharmaceuticals’ full-year and Q4 results plus seven weeks, November 13th through December 31st, at Biogen, because as I mentioned earlier, our merger closed on November 12 in the evening. These are the results you will see in our 10-K and our annual report. Because many of the GAAP purchase accounting entries are not reflective of ongoing core operating performance, we have added the next column called adjustments and that is column two. These items are all of the nonoperating elements in the GAAP results in column one, that are non-recurring or unique to the merger. Extracting these from the GAAP results creates the adjusted non-GAAP column, or column three.

Now, some of the analyst community has focused on this view, since it is a perspective that many other merged companies provide. However, it still reflects 52 weeks of Idec results only seven weeks of Biogen results, on an operating basis. So, because of that, it is not a particularly helpful base for analysis of future year performance. So, we’d added the fourth column, Biogen operating pre-merger or column four. Now, this reflects the operating results of Biogen for the first 45 weeks of 2003 — that is the pre-merger operating results that are excluded from GAAP. Now, when you add column four to column three, you get the last column — adjusted pro forma non-GAAP. These figures reflect what the Biogen and Idec results would have been like, had it been one entity for the full quarter and the full-year, on an adopting basis, excluding all merger-related accounting and non-recurring, nonoperating impact. So, as I review the P&L opening performance of Biogen Idec, I am going to talk about column five, the adjusted pro forma non-GAAP, because we believe it better reflects the recurring economic characteristics of our integrated business.

After that discussion, I will circle back and walk you through the reconciliation items that bridge the GAAP results to the adjusted pro forma non-GAAP performance. But, let me first focus on this fifth column — adjusted pro forma non-GAAP, beginning with total product revenues.

In the fourth quarter, total product revenues were $332 million, and on a full-year basis, the product revenues were $1.229 billion. Now product revenues are comprised of AVONEX, AMEVIVE, and ZEVALIN. For reference, the product-specific details are also provided in tables five. Now, let me cover these in order. In the fourth quarter, AVONEX product sales were $310 million. That is a 21 percent increase over prior year. Now, since we pre-announced this result on February 11, this is not a surprise, but it is an outstanding result. Conversion to pre-filled syringe was essentially completed by year-end, and inventory levels at year-end, were if anything below our normal 1.5 weeks.

On a full-year basis, AVONEX product sales were $1.168 billion, delivering a growth of 13 percent as Jim mentioned. What a great year!

Now, William Rohn will follow me with more comments on all of these products and the commercial trends and activities that are driving these results. But, just to comment on this AVONEX year, I very much doubt that any of us internally or externally, would have predicted this strength. It is a true testament to the power of our MS field organization worldwide. Congratulations are due to them.

Just to round out the AVONEX results, on a geographic basis, the U.S. fourth quarter AVONEX product sales were $211 million, up 15 percent, and on a full-year basis, the U.S. AVONEX product sales were $800 million — that is an 8 percent increase.

Turning to international business, international — or AVONEX outside the U.S. in the fourth quarter, revenues were $99 million, and that is up 37 percent versus prior year. Now, AVONEX’s fourth quarter sales growth in local currency, was 20 percent. And, of course, we had a 17-point benefit from foreign exchange. So growth in U.S. dollars came in at the 37 percent growth rate that I just mentioned.

Now, this growth was primarily driven by 18 percent unit growth in our direct markets — and just for example, Germany was up 23 percent, France was up 27 percent, and the UK was up 54 percent, all in units.

These are all markets where the investments we have talked about over the last 1.5 years or two are paying off with excellent results.

So, in total, our international AVONEX sales for the full-year of 2003 were $368 million, up 27 percent.

Turning to AMEVIVE, our fourth quarter AMEVIVE product sales were 17 million, which leads us to a full-year AMEVIVE result of 40 million. Now, during Q4 the AMEVIVE business continued to expand, as our operating model settled in. As we look forward to 2004, we expect to see AMEVIVE continue to grow, although with the competitive launches of other products, such as Raptiva and Embrel, we do expect the 2004 quarterly growth to be a little bit lumpy as we go from quarter-to-quarter.

ZEVALIN, in the fourth quarter, delivered $5 million of sales. And, on a full-year basis, ZEVALIN product sales were $20 million. So, that completes the total product revenue line on our P&L.

Our RITUXAN collaboration revenues come next, which is titled unconsolidated joint business. In the fourth quarter, the revenues from that were $130 million. Now, this has several elements which I am sure you have followed in the past as you have watched that business. First, we receive our share of the U.S. RITUXAN profits. RITUXAN sales, as you know, were $369 million in the U.S. in the fourth quarter, and our Q4 profit share from that business was $117 million. As a reference, this is an increase of 19 percent versus prior year. That is pretty good. Secondly, we received royalty revenue on sales of Rituximab outside the U.S.. In Q4, this was $21 million, or an increase of 52 percent versus prior year.

Third, we are reimbursed for selling and development costs incurred related to RITUXAN. That was $5 million in Q4.

Fourth, and this is a new item, we purchased RITUXAN clinical data from Roche for $9 million and this data will be helpful for future filings.

Finally, we incurred a unique royalty expense in Q4 of $3 million, for payment of prior year obligations against the Columbia Axel — and this covered the years 1997 to 2001. Now, is important to note as you look at the RITUXAN result, that these last two items totaling $12 million are unusual and non-recurring. On a full-year basis, our unconsolidated joint business was — revenue from that was $493 million. And that, of course, was driven by a total U.S. net sales reported by Genentech in 2003 of $1.36 billion.

Now, moving to royalties in the fourth quarter, that was $27 million. This reflects most notably a decline in the royalties received on Intron-A, which Schering-Plough has attributed to the competitive dynamics that they are experiencing. On a full-year basis, royalties were $127 million, and that is a 12 percent increase over prior year.

And then finally, we had corporate partner revenue, which in Q4 was about $3 million and on a full-year basis $4 million. So, that leads us to our total revenue line of $491 million — and that is in the fourth quarter. And then, on a full-year basis, the total revenue line was $1.852 billion — that’s a 19 percent revenue group over the same period last year, as Jim mentioned. So, this is a great top-line strength. And now, as we move to the costs in the P&L, you will note that the adjustments are more sizable, and this is due to the magnitude of the merger-related charges in opening balance sheet markup. In the fourth quarter, our costs-of-sales were $79 million. And, on a full-year basis, it was $231 million. Now, on a full-year basis, that is 12 percent of revenues. But in the fourth quarter, it is 16 percent of revenue. As you might expect, we did incur some inventory write-offs in Q4 — mostly in AVONEX and ZEVALIN. And these totaled $28 million on a pre-merger basis. This is what caused cost-of-sales to be higher in Q4, compared to the full-year results.

Now, if these problems continue, we would likely have to incur additional charges. And potentially could experience some interruption of supply in AVONEX.

For the fourth quarter, R&D was $165 million, or 34 percent of revenue. On a full-year basis, R&D was $546 million, or 30 percent of revenues.

As we have noted when we announced this merger, our R&D spending now exceeds $500 million, making our R&D programs one of the strongest in biotechnology.

Our long-range planning process that we completed his past fall, confirmed that as a combined entity, Biogen Idec will be able to operate with 25 percent more pipeline than the two companies would have independently. In the fourth quarter, SG&A was $137 million, and that is 28 percent of revenue. On a full-year basis, the SG&A line was $508 million or 27 percent of revenue. The biggest driver in the growth of this line over prior year, is the addition of our dermatology sales force in 2003.

Other income expenses in the fourth quarter was $16 million. Taxes were $39 million in the fourth quarter. That is a 31 percent tax rate versus PBT.

So, that leads us to the adjusted pro forma EPS of 24 cents in the fourth quarter. But on a full-year basis, the adjusted pro forma EPS was $1.22.

Now, we recognize that this result establishes an important base for Biogen to grow from. From this base, we have targeted, as we have mentioned many times, a 15 percent topline revenue average growth goal for the next four years and a 20 percent adjusted EPS average growth goal for the next four years.

We feel that this will be the most helpful starting point in metrics to gauge our operate results.

Because we recognize the importance of earnings computed with GAAP and in accordance with Regulation G, I would like to walk-through table 3 in our press release that reconciles our GAAP P&L to the adjusted pro forma non-GAAP performance that we just discussed. These tables break out the reconciliation by major driver and by P&L line item. We will continue to provide such reconciliation tables in all of our quarterly earnings releases for the year. Let me briefly take you through the reconciliation on a pretax basis, for the 2003 fourth quarter. These reconciling items account for the difference between our adjusted pro forma result of 24 cents per share, as noted in table 3, and the GAAP number.

So, I’m just going to quickly walk through the footnotes. Footnote A, as you go through this, is to remove all of the revenue and expenses from the former Biogen, prior to the merger. Footnote B, deducts $233 million to include the non-cash expense related to valuing the inventory acquired from the former Biogen at fair value. This impact is driven by the fact that the inventory of AVONEX and AMEVIVE, acquired as of November 12, was marked up to fair market value per GAAP. This increases cost-of-sales dramatically and increases the impact of the inventory write-off that happens subsequently.

Now, footnote C relates only to the full-year chart and it just includes the $21 million one-time signing payment made to Genentech earlier in the year, in association with the new Anti-CD 20 antibody development collaboration program. Footnote D, as we add that in, going from right to left from column five over, that includes $3 million of external and incremental consulting and integration costs — Footnote E includes $10 million in onetime severance and restructuring charges. Footnote F includes a onetime, non-cash expense of $823 million, associated with writing off the value of of acquired in-process R&D from the former Biogen pipeline. Footnote G includes the ongoing non-cash amortization of acquired intangible assets. AVONEX and AMEVIVE. This amortization was $33 million in Q4. Footnote H includes a $31 million onetime charge associated with legal settlements and shareable donations.

And finally Footnote I includes the net tax effect of all of the above adjustments.

Now, just as a final point of calculation, because merger accounting is complex — the diluted shares outstanding used to arrive at the GAAP EPS is the weighted average average shares outstanding over the course of the quarter or the year. We have provided this figure for each of the EPS calculations on these tables.

I realize that this is a complicated discussion, and we hope that these very complete tables provided will help the investment community to understand the GAAP as well as the operating base for the newly formed Biogen Idec. And I will certainly be glad to answer any questions that this raises in the Q&A session that follows.

Now, as Jim mentioned, a great deal of operating integration has occurred over the last quarter. And I am pleased report that the synergy savings anticipated when we originally announced this merger are all achievable and on-track. Additionally, the goals that we provided last June for the four-year average growth rates are also in-line. As the laid out, total revenues are targeted to grow 15 percent, on average, per year and adjusted EPS is targeted to grow 20 percent per year, on average. If we meet these goals, Biogen Idec should reach a total revenue level of over $3.25 billion and an adjusted EPS above $2.60 in 2007. That is more than doubling our EPS in four years.

Included in these targets is an R&D assumption that we in-license at least one Phase I or Phase II product every year and a Phase II product every other year. Now, I know one question you all ask is our projected tax rate and we estimate that the effective tax rate of the combined entity, going forward, will be in the 31 to 33 percent range over that time period.

Now, turning to 2004. We are comfortable applying our total revenue growth goal for the first year. With the recent announcement of our filing for ANTEGREN approval later this year, we will be accelerating some launch preparation costs in 2004. Now, we believe that you will agree, that this is a great turn of events. It provides tremendous potential for the Company. However, it does make providing specific EPS guidance a little difficult. We are comfortable with the range that most analyst estimates are centered around, which is $1.50, plus or minus 5 or 7 cents and that is a reasonable range, but it really has not factored in the ANTEGREN news.

Once we get a better feel for the FDA dialogue and timing, we will update this short-term outlook. However, this news further supports our objective of delivering 20 percent EPS growth over four years. And so we’re pretty excited about it.

As of Q1, 2004 — just as a note — we have diluted shares outstanding of 362 million shares. This is a reasonable level to use for forward planning.

Just as a reminder, this includes the impact of our liens and other dilutive securities. Which means that to calculate our EPS, you need to add back the net interest expense from these liens — that information is also provided in tables three and four.

Just an additional point to note. We expect that our capital spending will range between 325 and $400 million in 2004 and this is driven by completion of NIMO (ph), and the consolidated West Coast R&D facility and Nobel. This is higher than we would anticipate to be normal for the years following 2004. Accordingly, we anticipate having a healthy operating cash flow, averaging about $500 million per year over the next four years. While our already healthy cash position is very strong, we have decided that a share repurchase program is appropriate. Effective immediately, we are announcing a new share repurchase program, which our Board of Directors recently authorized, for the repurchase of up to 12 million shares to be funded entirely by operating cash flow and the cash flow benefit of options exercises. The purchase — the purpose of this plan is to service the employee stock option and stock purchase plan, assuring share stabilization during 2004 and 2005.

So, in conclusion, this merger has solidified the growth outlook for Biogen Idec in the terms of growing the P&L and also in terms of providing the resources to build our pipeline. With the momentum provided by ANTEGREN, RITUXAN, and leverage from the merger, we are confident of achieving our growth goals and are committed to excellence in our R&D pipeline. Thank you.

Now, I would like to hand off to William Rohn, our Chief Operating Officer, who will provide a more in-depth commercial review. Bill?

William Rohn, Biogen Idec — COO, EVP [5]

Thanks, Peter. Let me begin my remarks with AVONEX, which continues to perform above everyone’s expectations. We have been very pleased that the AVONEX franchise posted double-digit growth in 2003 of 13 percent. In the U.S., revenues exceeded 800 million, an increase of 7.7 percent. Unit volume was steady in 2003.

After competing with Serano and Pfizer for the last two years, AVONEX market share remains in the mid to upper 40 percent range. Our success in the marketplace is due, in large part, to our long-term relationships — nine years now, with doctors, which is forged by our sales force and of course, with the patients.

Our goal, going forward, is to have as strong a base as possible from which to launch ANTEGREN.

Our international business has demonstrated strong unit growth on top of benefits from foreign exchange. Ex-U.S. revenue amounted to 360 million, an increase of 27 percent.

Both in the U.S. and internationally, there is growing support for long-term efficacy tied to low neutralizing antibodies. A number of important MS organizations have issued consensus statements on neutralizing antibodies that reinforce our messages. We will continue to leverage this growing body of data.

The most exciting for the MS community is, of course, ANTEGREN. Over the coming months, we will be working to optimize the positioning of both AVONEX and ANTEGREN, based on steady results, which have yet to be presented. Jim has already commented extensively on ANTEGREN. So, suffice it to say, we are in a very active planning mode, to make sure we are ready for an early product launch, should be before she have to receive a timely review, from the FDA.

Moving on to AMEVIVE, with $40 million in revenue in 2003, our efforts in 2004 continue to focus on building breadth and depth. The breadth of our prescribing base continues to grow, while the depth of prescribing among our top one-third of doctors, is steadily increasing.

On an operational basis, we are focused on improving our conversion rate and time, getting more of the patients that have indicated an interest in initiating treatment onto AMEVIVE, in a shorter period of time.

We are also communicating and leveraging the Medicare J-Code — 20 percent of the psoriasis population is Medicare-eligible and AMEVIVE is the only biologic reimbursed for this population.

Strategically, we see this market evolving towards combination use. At the recent AAD, we presented data on a range of studies of AMEVIVE in combination with other therapies such as Methotrexate, Cyclosporin, and phototherapy. These data suggest that other therapies may be used as induction, followed by AMEVIVE as consolidation and/or maintenance of response, similar to the RITUXAN model. AMEVIVE provides a great alternative to the other chronic-dosing therapies.

Turning now to ZEVALIN, we are pleased that our partner Schearing AG, received marketing approval in the EU during January. And, on the reimbursed front, we believe the changes in Medicare are positive for ZEVALIN and, will provide a more stable basis for 2004. Hospitals will experience an acceptable margin on ZEVALIN and will earn additional reimbursement for services related to administration and gamma camera scans.

Importantly, the wage index issue has gone away. Also behind us is the litigation with Corixa and GSK. I am sure you all saw the announcement on Monday, regarding the settlement of all issues.

Finally, we continue to work on repositioning the product with a vast array of new Phase IV studies, looking at ZEVALIN as an alternative to aggressive combination chemotherapy, as well as a valuable therapy and relapsed aggressive NHL.

RITUXAN continues to perform well, growing at 26 percent to 1.36 billion in the U.S. Of course, we have penetration in all key subsegments. The product continues to be the market-leader for use in the indolent NHL setting. And in fact, we and our partner, Genentech, intend to file the RITUXAN plus CVP Frontline indolent data with the FDA this year. And Roche will also submit this data to the EMEA for label expansion.

While our sales force does not promote RITUXAN in aggressive NHL or CLL or maintenance, RITUXAN has been established as a significant therapy in all of these settings.

Re-treatment also continues to be a source of growth. The large base of patients that have taken RITUXAN as Frontline therapy provides an increasing pool of patients eligible for re-treatment.

Historically, the revenues from maintenance have been quite small. In 2003, we estimate that only about 50 to 60 million of sales actually came from the maintenance therapy modality. The body of data in this area is growing, especially in low-grade disease. As you know, ECOG 1496 was stopped early, in November, for efficacy reasons. By the way, just as a reminder, these were indolent patients, who receive CVP as their induction regimen, and then were randomized to RITUXAN maintenance versus observation. We look forward to the data being presented at ASCO this year.

Turning finally, to reimbursement. Many of you have asked how the new Medicare reimbursement scheme is going to change prescribing habits. Clearly, oncologists are concerned about how this legislation impacts their practice economics. However, given RITUXAN’s unique clinical benefit and broad utilization in NHL and CLL protocols, all supported by either the package insert, peer review literature or Compendia listing — as a result, we anticipate a limited impact on actual usage patterns, perhaps only minor changes at the margins.

Nevertheless, we will continue to monitor the situation closely.

So, in summary for RITUXAN, based on the data from the more than 270 abstracts, posters and oral presentations, given at ASH, we expect RITUXAN will continue to grow in 2004 from increased use in a wide range of clinical settings.

Let me now turn the call over to William Rastetter for some concluding remarks before Q&A. Bill?

William Rastetter, Biogen Idec — Chairman [6]

Thanks, Bill. I would like to wrap up with a few comments before we turn the call back over to Elizabeth for your questions. I commented to Jim just the other day that it seems that we’re now leading a company rather than managing a merger. The merger and integration piece has worked remarkably well, thanks to a tremendous amount of ownership and planning from many, many people at Biogen Idec. But also thanks to a common vision that we have embraced for our new company. That common vision entails several elements. Number one, increasing the R&D investment over what we could do with separate companies and increasing the percentage of the R&D spend that goes into strategic investments, namely discovery, research and clinical trials.

Number two, becoming a partner of choice for the companies in the fields of oncology, neurology, dermatology and rheumatology to leverage our development, manufacturing, and commercial infrastructures to in-licensed products.

Number three, continuing to build a Biogen Idec as one of the world’s premier biotech companies with special emphasis on making the Company a great place for creative people to develop careers in the translation of science in the innovative therapies

And four, to continue to grow the value of the company for our shareholders through good year-after-year financial performance.

The early filing of ANTEGREN, of course, is another step in fulfilling this vision. This product might be launched as early as 2005 out of our manufacturing capacity and Research Triangle Part. But, we are also in an enviable position to also utilize our new manufacturing capacity in Oceanside, California for ANTEGREN supply. Thus, ANTEGREN launch will benefit strategic investment in two ways. First, we remain committed to investing roughly (technical difficulty) percent of our topline back into R&D. Increased revenues will drive more investment. But also, increased capacity utilization for ANTEGREN will decrease the unproductive charge to R&D for unutilized manufacturing capacity. R&D spend will not only go up, but it will also be more strategic.

And, of course, we would hope to do all of this, while also meeting our guidance for financial performance that Peter shared with you, earlier in the call.

Thanks for your support, as we continue to fulfill our vision for Biogen Idec. I would like now to turn the call back to Elizabeth.

Elizabeth Woo, Biogen Idec — Senior Director of Investor Relations [7]

Thank you, Bill. Operator, if you could open the queue to begin the question-and-answer session. I would ask that each of you limit your questions to one or two to allow your colleagues to get in their questions and if you have or questions, you can re-enter the queue. So, operator, if you’re prepared, we can take the first question. And, I ask that you state your name and company affiliation. Thank you.

Questions and Answers

Operator [1]

Joel Sendek, Lazard.

Joel Sendek, Lazard Freres & Co. LLC — Analyst [2]

With regard to the $2.50 you mentioned for 2007 — just going back to one of your earlier comments, does that not assume that ANTEGREN will be approved in the 2005 — or as early as 2005?

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [3]

This is Peter Kellogg. So, you know, by the time — at this point is awfully hard — let me start over — we’ve always assumed that ANTEGREN would be a product our portfolio and it would be approvable and successful. As you get out to 2007 that’s always been a base assumption that we’ve had. At this point, it is a little bit early to update that in any way, since we are just very early in this whole process. So, I guess the two points I would answer that is, yes, the goals that we have as a company have always included ANTEGREN as a successful product. And, at this point it is far too early to update those particularly, one way or the other. Bill, any comments from your standpoint?

William Rastetter, Biogen Idec — Chairman [4]

No, Peter, I think that really covers it. Obviously, great news on the earlier possibility for filing and hopefully approval. We’ll be into the marketplace sooner. That is going generate revenue and profit faster. And I think we’re going through the refined planning process at this point in time. And perhaps later in the year we’ll be in a position to give more refinement on the guidance.

Joel Sendek, Lazard Freres & Co. LLC — Analyst [5]

Okay. Just as a follow-up to that, if I may, when you give the — if you can pin down exactly when the filing will happen and when you potentially will get the response from that filing — will that offer up a potential opportunity for you to increase the guidance beyond what it is today?

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [6]

I will tell you at this point that it is a little bit early for me to indicate that. So, we have not really gotten that far along. At this point, I would just it is very early in the process. So we feel great, very encouraged and as I said this, if anything, just supports our commitment more than ever. I think it’s a little early to be talking about — we’re still on the 15 percent topline, 20 percent bottom line. We think that is going to be great. And I think the other great part of that news is that, you know, as a combined company, we will be able to afford to deliver those results and afford a very strong R&D pipeline, as Bill mentioned. And I think that is the key to having a continuous operating machine that will be very powerful. That is our plan for now.

Operator [7]

Geoffrey Porges, Sanford Bernstein.

Geoffrey Porges, Sanford Bernstein — Analyst [8]

Thanks for taking my questions. Another follow-up question on ANTEGREN. In your opening comments, Jim, I think you were talking about the FDA — FDA’s conclusions about the ANTEGREN combination study and the implication that that showed significant benefit. Could you clarify that the implication — that the combination in fact showed significant benefit? Or is it just that the data was consistent with the Phase II data for the single (indiscernible)?

Burt Adelman, Biogen Idec — EVP of Development [9]

Yeah, this is Burt Adelman. I will answer that question and remind everyone that we have, at this meeting, and in another occasions, clearly stated that we are not prepared to discuss in detail, the results of those trials, at this time, because they’re still ongoing. Nonetheless, I would say that, you know, we presented to the FDA, results from two trials that they felt were adequate to support a filing, based on one-year data.

Geoffrey Porges, Sanford Bernstein — Analyst [10]

Okay. So, there is no more color than that?

Burt Adelman, Biogen Idec — EVP of Development [11]

No.

Geoffrey Porges, Sanford Bernstein — Analyst [12]

Okay. Bye.

Operator [13]

Jennifer Chao, RBC Capital Markets.

Jennifer Chao, RBC Capital Markets — Analyst [14]

Just again on ANTEGREN. If you could maybe just give us a little bit more color all the extent to which FDA had opportunity vett the ANTEGREN data before a file decision was made to file early — what the likelihood to believe there is for an accelerated six-month review? And then, if someone could just address manufacturing capacity and where you would expect to be on capacity by the early ‘05 time frame? And how exactly that scales up? Thanks.

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [15]

Okay, so — again, I think to be consistent with what we have said since the inception of the Phase III ANTEGREN program in MS — we have always said that the trials were designed with a one-year analysis that was discussed with the FDA in advance of the initiation of the trials, so that we understood what they would want to see in terms of data and analyses that would enable them to determine whether or not we had adequately compelling data to warrant their support of our filing at the end of the one year period. So, you know, I think that is all the color that I can give you. I mean, they — we — there was a well-defined statistical analysis plan. It was agreed to in advance of commencement of the trials. And, we basically followed that roadmap leading up to this discussion with the agency.

Bill, will answer the questions about supply.

William Rastetter, Biogen Idec — Chairman [16]

Jennifer, with regard to manufacturing supply, I guess if there is any evidence of why this was a really strategically good merger, it is probably — really being underscored by what is going on with ANTEGREN here. Because, certainly the registration lots that will be submitted as part of the BLA, were made at Research Triangle Park. That facility is large-scale and has sufficient capacity, obviously, to meet market needs in the early years. But, importantly, the facility that Heritage Idec was building in Oceanside, provides us with tremendous expansion capacity to be able to serve global demand, even on some wildly aggressive scenarios. So, we will clearly initiating campaigns and we are in a good position to receive the FDA for preapproval inspections in a timely way in

Research Triangle Park. And then later, we will be qualifying the process and bringing onstream in an appropriate and timely way, capacity at the Oceanside facility that we have referred to as NIMO

Jennifer Chao, RBC Capital Markets — Analyst [17]

That is perfect. Burt, if you could just — your thoughts on a potential six-month review process?

Burt Adelman, Biogen Idec — EVP of Development [18]

You know, I just — at this point in time, I cannot really comment. Because we have not actually submitted an application.

Operator [19]

Craig Parker, Lehman Brothers.

Craig Parker, Lehman Brothers — Analyst [20]

I will give you a little bit of a break from MS questions. Burt, I think, on the last call, you had suggested that you were very enthusiastic about talking to the FDA about the Crohn’s study — the maintenance study. Are you still proceeding with that — and, still suggesting that you might actually file with just the maintenance data?

Burt Adelman, Biogen Idec — EVP of Development [21]

No, I don’t think that, and I recall my comments, previously — and I know why did not say we would file just with the maintenance data. You know, we believe that in the U.S., you’re going to need two trials. Whether that is an induction trial and a maintenance trial, or two maintenance trials — I am not 100 percent sure. We are starting another induction trial that, like, you know, many other studies that you read about, is designed understanding how, with the, you know, lots of therapy out there in Crohn’s we have come to better understand how to construct an induction trial.

In terms of — so that — so I don’t see an early filing for Crohn’s with the FDA. We’ll have some conversations in Europe. But again, it’s too premature to really know at this point in time.

Craig Parker, Lehman Brothers — Analyst [22]

And we’ve heard that the MS data might be presented at the AAN in April. Can you confirm that?

Burt Adelman, Biogen Idec — EVP of Development [23]

No I don’t think — I haven’t heard that.

Craig Parker, Lehman Brothers — Analyst [24]

Thank you.

Operator [25]

Mark Augustine, CSFB.

Mark Augustine, Credit Suisse First Boston — Analyst [26]

I did want to ask you if measures of disability progression were part of that assessment to file early? Thank you.

Burt Adelman, Biogen Idec — EVP of Development [27]

Yeah. No, that’s why is very important for the trials to continue until their two-year conclusion. Because, the disability data — you know, historically it takes two years to gather adequate disability data. And, we would very much want to have the EDSS data at the end of two years of therapy. So, you know, EDSS scores would not be part of an early submission.

Mark Augustine, Credit Suisse First Boston — Analyst [28]

Thank you.

Operator [29]

Meirav Chovav, UBS.

Meirav Chovav, UBS Warburg — Analyst [30]

Yes, you mention some manufacturing issues in AVONEX. Would you care to provide us more information on this?

William Rohn, Biogen Idec — COO, EVP [31]

Meirav, this is William Rohn. You know, I think it is related to the fact that we have introduced a new liquid formulation. And, we have experienced some variability in manufacturing. Peter mentioned that we had written off some (indiscernible) last year in the fourth quarter. We are working to resolve these issues. We think we understand the issue. But, I think we are just being cautious by bringing it to your attention for consideration.

Meirav Chovav, UBS Warburg — Analyst [32]

Okay. Thank you.

Operator [33]

Dennis Harp, Deutsche Bank.

Dennis Harp, Deutsche Bank — North America — Analyst [34]

Actually, I just wanted to follow-up on that because I thought Peter’s comment was that there was some risk of supply interruption. How big is that risk as you assess it? And then, the follow-up question would be — on the guidance, of $1.50 plus or minus 5 or 7 cents, I mean, how big is the ANTEGREN pre-launch spend that the we should be anticipating and how much lower could that number be?

Burt Adelman, Biogen Idec — EVP of Development [35]

With regard to the risk, I wouldn’t want to speculate on trying to gauge risk at this point in time. Just, suffice it to say that we are working to resolve the manufacturing variability issues. We think we understand what the issue is and, once again, we are just being cautious by bringing it to your attention for your consideration. Peter, you want to —?

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [36]

Dennis, I guess the point I wanted to make — thank you for raising — bringing it up — if ANTEGREN had been on more of a two-year plan and so forth, we were very comfortable with the guidance range (indiscernible). And I think your question is going to be — well, how much, you know, how much cost might you bring forward from ‘05 and ‘04? So, I think I want to be cautious because it is really early days still. It is a question that we have and we are really too far and early in the process. The one thing we are sensitive to is we did not want to be staking out some hard guidance for ‘04 without recognizing that hey, it may change because we do have a very interesting project on our hands. Obviously, I mean, obviously, the one advantage we have with something like ANTEGREN is that we are in the MS space. We have a call center operation. We have what we think is the world’s greatest sales force worldwide. And, you know, everyone is chomping at the bit.

That said, you know, it is really very, very early. It is very highlighted — we are at the early stage of the first point. So, the point we want to make was that we feel very comfortable with the first-year topline growth goal. And, had we been on a normal trajectory the bottom line 20 percent growth would have been fine. I think this is a new piece of information that we just want to get a little more information on and calibrate into our logic for 2004. Bill, would you add anything?

William Rastetter, Biogen Idec — Chairman [37]

No, I think that covers it Peter.

Dennis Harp, Deutsche Bank — North America — Analyst [38]

Do you have a sense of when you might be able to refine that guidance?

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [39]

Burt, do you want to —

Burt Adelman, Biogen Idec — EVP of Development [40]

I was going to say, as we said, we anticipate filing in midyear. And, I think, you know, that is when you really put all of that in front of the regulatory agency. I think that will give us a much better sense as to what the timing will be for review and possible approval. Similarly, obviously, we’re going to take these data to Europe and sit down with the rapiteur at the EMEA, and understand whether they would be willing to receive an application based on the one-year data. I’m sure that that will be a slightly different review cycle. But also be ahead of historic projections that we have been working on. So, you know, when we have all of that information in hand, I think then, Peter and Bill will be in much better position to understand how to ramp up our expenses.

Jim Mullen, Biogen Idec — Presdient, CEO [41]

This is Jim Mullen. There’s another consideration here. The commercial teams are really just getting started looking at this information and thinking about it. And, you have to remember that we are also working closely with Elan on this. So it’s a little more complex than it might be, typically. And, also, we do have to get to — whatever plans we come to, we have got to get to agreement with Elan. But that has worked extremely well in the last year or year and a half. So, I expect that that can happen relatively quickly. After the commercial teams have some adequate time to really think about the information.

And the other point is, the impact on Biogen Idec is half of whatever we decide to do and the other half goes to Elan. So, if that helps you gauge at all.

Operator [42]

Eric Schmidt, SG Cowen.

Eric Schmidt, SG Cowen Securities — Analyst [43]

Good afternoon. I was wondering if you could comment a little further, Jim, on the position of ANTEGREN? It seems, based in the way you describe the affirm and sentinel studies, this would surely be a first-line agent. Is there any reason to think it would not be?

Jim Mullen, Biogen Idec — Presdient, CEO [44]

I’m not sure we are really in the position to comment on how we want to do the positioning. And it is really for two reasons — because that starts to lead us down into data. Because the follow-on question to whatever I say is why do you think that? And secondly, the commercial teams literally have not had but a few days to look at it. And, I would prefer to get the answer from the experts than for the CEO to speculate — that almost always gets me in trouble with my organization.

Eric Schmidt, SG Cowen Securities — Analyst [45]

Fair enough. I know there is a lot of concern — at least on Wall Street — that ANTEGREN is going to cannibalize AVONEX. Could you just (multiple speakers)

Jim Mullen, Biogen Idec — Presdient, CEO [46]

Let me — I will say one thing about that — we’ve been telling you guys that for two years. The question is, we’ve got a bigger pie here. It’s certainly going to cannibalize it under virtually any circumstance. But, you know, we think that with a larger pie here — of MS — and with the whole MS franchise, every outcome is a positive for us. Burt?

Burt Adelman, Biogen Idec — EVP of Development [47]

I would agreed with that — but to add as I know that Jim and I — at various times have taken you through. We feel that there is actually a very significant population of patients who are currently either off therapy, failing therapy, or not willing to take any of the current therapies. So, although, you know, if the drug is tremendously effective, it is certainly going to compete with existing therapies. I think it is very important to remember that there is, in our mind, a very large currently unserved segment of the MS population for whom this will be a therapy that they can now consider.

Eric Schmidt, SG Cowen Securities — Analyst [48]

Thanks a lot.

Operator [49]

Sandeep Bhatia, Piper Jaffray.

Sandeep Bhatia, Piper Jaffray — Analyst [50]

Thanks for taking the question. Jim, you mentioned in your opening remarks that one of the bars you had for filing early for ANTEGREN was is affirm trial was consistent with Phase II data. Did you mean consistent in both efficacy and side effect profiles? Can you comment if there was any serious side effect that you saw in affirm that was not seen in Phase II? Do you do a longer treatment?

Jim Mullen, Biogen Idec — Presdient, CEO [51]

Yeah, what I said, and I said it because we have been having this discussion for probably a year and a half as people thought about one year filing — well, what would have to be true? And the first thing that had to be true was that the affirm trial needed to confirm, in essence, the Phase IIB trial which was almost exactly the same design in terms of blinding, but obviously run for a shorter period of time. And, you also had to see a significant benefit of the combination trial. You know, in that whole equation, of course, is always the risk-benefit. And so, you had to have benefit but the risk could not meaningfully change. And I think that’s where we think we are, which is we have not seen anything — anything (indiscernible) Burt, do you want to — ?

Burt Adelman, Biogen Idec — EVP of Development [52]

Yeah, I would just agree with that. Obviously, a different drug is going to have a different mechanization — it’s going to have a different adverse event profile. But obviously, to be filing early, we’ve got to have a significant and reassuring data set to support the contention that this is a therapy with an adequate risk-benefit ratio to be approved.

Jim Mullen, Biogen Idec — President, CEO [53]

It’s something like 27, 2800 patients that have been exposed to the therapy between all of the trials and certainly the FDA has — considers the safety profile of it, along with the efficacy. They would never comment otherwise.

Sandeep Bhatia, Piper Jaffray — Analyst [54]

Okay, then just a quick question for Peter. In table 3, Footnote B, you seem to have deducted royalties related to Corixa settlement in the fourth quarter. Can you make a quick comment on that?

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [55]

Sure. That is a good question. The Corixa settlement was largely captured down in Footnote H which captures legal settlements. However, because the Corixa settlement does relate to the intellectual property on ZEVALIN and Corixa, there’s a small portion — a small portion — of that settlement which actually relates to prior year royalties — as if they had been paid. So that is all. It’s a fairly minor point under that point B. Does that make sense?

Sandeep Bhatia, Piper Jaffray — Analyst [56]

Yeah, and would you be deducting the $20 million from the adjusted numbers going forward — payment in first quarter?

Unidentified Speaker [57]

(multiple speakers)

Sandeep Bhatia, Piper Jaffray — Analyst [58]

(Multiple Speakers) Legal settlement?

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [59]

No, that legal settlement — okay, I understand your question. This is a legal issue that existed as of 12/31. And the issue on 12/31 was that the quantification of that issue was not determinable at that point. But, before the filing of the 10-K, it has now become determinable. So, it is a pre-existing legal situation. And so, as we have now not yet filed the 10-K, it becomes a subsequent event and therefore is included in the Q4 financials for 2003, not in the first quarter this year. So, in fact, the settlement amount is in the GAAP numbers. And, they are part of the adjustments moving from left to right, that — most of it is in Footnote H, as you move from left to right — we have adjusted it out, because what we tend to do is view these large legal settlements as kind of nonoperating onetime things. And we want to give something that gives you a sense of more what the operating ongoing businesses look like. Does that make sense?

Operator [60]

John Sonnier, Prudential.

John Sonnier, Prudential Securities — Analyst [61]

A quick question for Burt — and I apologize if I missed this. Off of the ANTEGREN subject — can we talk a little bit about (indiscernible) rate can you give us any more more color on that drug? When we might expect the Phase II data? How the Phase II trial is structured? And where you are in the Phase III psoriasis trials?

Burt Adelman, Biogen Idec — EVP of Development [62]

So, there are a couple of different activities going on. There is a trial currently ongoing that — Elizabeth is telling me the date that it is going to be done.

Elizabeth Woo, Biogen Idec — Senior Director of Investor Relations [63]

It’s at the EADZ (multiple speakers)

Burt Adelman, Biogen Idec — EVP of Development [64]

Okay — it is going to be the European dermatology meeting which is in the end of April — I think we’re going to have those results.

Elizabeth Woo, Biogen Idec — Senior Director of Investor Relations [65]

In Budapest. That is the Phase IIB data to be presented.

Burt Adelman, Biogen Idec — EVP of Development [66]

And then there are additional trials which are ongoing that are going to come out over the next few years. So, you know, it will be an extensive program to support worldwide registration.

John Sonnier, Prudential Securities — Analyst [67]

Okay, and Peter, is this in your ‘07 thinking? When you give your Keiger guidance?

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [68]

Well, yes. It’s a basket of items. But yes, in general, we have certainly got all the trial expense that we are incurring, as we go through ‘04, ‘05, ‘06 in there. And we do have a launch time-frame that we have assumed. It is all, in our thinking, of course, probability-adjusted somewhat because it’s still early Phase III. We don’t bank on it 100 percent. But nonetheless, it is in our thinking.

John Sonnier, Prudential Securities — Analyst [69]

thank you.

Operator [70]

Elise Wang, Smith Barney.

Elise Wang, Salomon Smith Barney — Analyst [71]

Thanks for taking my question. Could you remind us what the economic agreement that you have with Elan, and how we should look at how we model your respective shares of ANTEGREN in terms of both the revenues, as well as the associated costs?

Unidentified Speaker [72]

Peter?

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [73]

So, fundamentally, the most important aspect is that the economics on the bottom line are split 50/50 with Elan. And, that is across all geographies and all indication — product indications. So we are really a partnership on this.

I will just note, and this is maybe actually a helpful point that in our filings related to the merger, we have actually articulated some of the agreement points which you can actually pick up — where you actually can see the logic of how the relationship works. What we have always advised people to think about is clearly first of all, most importantly, the bottom line is 50 percent. But we have assumed — asked everybody just to assume that something like 50 percent of the P&L will be running through our P&L. It’s probably the simplest way to work — as we come closer to the final launch and so forth, we will be finalizing some of the elements of that. I will be working with my counterpart at Elan to kind of get it all buttoned up and tightened up and walk through with all of the details. But, for the time being, the way that I would think about is to assume we are getting 50 percent of the P&L.

Elise Wang, Salomon Smith Barney — Analyst [74]

Okay, so in other words, you are not going to be reporting revenues, per se, of ANTEGREN sales. It’s just going to be somewhat of an AJV?

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [75]

Well, no, I did not say that. We wouldn’t be booking worldwide revenues at 100 percent. We would not be doing that. So, I would assume that something like 50 percent of the worldwide would be coming to our neighborhood — roughly half.

Elise Wang, Salomon Smith Barney — Analyst [76]

And then 50 percent of the costs too — is that how it works?

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [77]

Right. Exactly. It may end up ultimately being a little different — just line items versus line items and we will fine-tune that. But, in general what we advise everybody is just assume, for sure, 50 percent of the bottom line and we suspect it will be roughly 50 percent of the top line.

Elise Wang, Salomon Smith Barney — Analyst [78]

If I recall, besides geography, it is also indication — is that correct, in terms of how the responsibilities are split?

Jim Mullen, Biogen Idec — Presdient, CEO [79]

Elise Wang this is Jim. The responsibilities are, well, we are sharing the total drug, in all indications, the economics are split, 50/50. What we have done, on an operational basis, is organize one company or the other to have the lead in certain parts — so for in development, we took the lead in MS. They have the lead in Crohn’s. We’ve got the lead in the overall product manufacturing. At least at the (indiscernible) stage. They are taking the lead in RA for example. As we go to market, the way — you can read in the agreement, there’s provisions that each company could, for example, in multiple sclerosis, I think it is — exactly the way the contract reads is that they could contribute up to 30 percent of the effort.

I think, as we move to the market, we are re-thinking those to really play to the strengths of the two companies. You know, the two companies are not the two companies that did the deal, to a certain extent, three years ago. Elan is a different shape than they were and we are a different shape than we were. We’ve got a great working relationship between the two companies. And, I think what we’re trying to do is really sort of apply the logic of how do we create the maximum value for this product? Who exactly does the work should be decided on who’s got the best infrastructure in a certain area. And if we should double up in an area, then we will double up in an area. So, I think some of those details are being worked through, literally now, particularly as the teams look at the launch strategy. And I think through the Crohn’s data plus the MS (indiscernible)

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [80]

Just to add onto that. That is the way we worked up to now as well. I mean, even in the trial area, we have kind of not worked equally, exactly 50/50 in each of the trials. We’ve had more of the lead role in MS. But they have had more the lead role in Crohn’s and we have participated. But, when you work through the economics, we have a splitting-up mechanism. So, we end up sharing 50/50 costs — even though two parties are playing different roles on the different trials.

Elise Wang, Salomon Smith Barney — Analyst [81]

Okay, then I gather there is a joint committee that really decides what type of spending levels you will allocate from commercialization in future R&D efforts?

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [82]

Right, it is a very classic design, where we’ve got joint steering committee’s, commercial committees — right down the line. And all different committees working. The great news, as Jim said, we have been working like this for quite some time. So, these committees are well-establish. Relationships are built and we anticipate a great, you know, great process to run this thing through.

Operator [83]

Eric Ende, Merrill Lynch.

Eric Ende, Merrill Lynch — Analyst [84]

Thank you. I just want to get back to the AVONEX, or I should say potential AVONEX manufacturing issue. Are you still manufacturing the product? Or, is the plant shut down to fix the problems? That’s the first question and the second part of that is, how much inventory do you have on-hand to really help assure us that there is not going to be a supply interruption? And the third part of that question is, if you need to change the process to fix that problem, do you think that it would require an FDA signoff?

Jim Mullen, Biogen Idec — Presdient, CEO [85]

Okay, this is Jim. It’s now late in the day — I’m not even sure I remember all your questions, Eric. (laughter). Let me give it a shot. First, no, the plant shutdowns are not an issue. It is a very small technical issue that is causing, you know, a big problem, if you will. But, it is really on the (indiscernible) finish and it’s now in the bulk. We are actually making bulk product at the North Carolina and here in Cambridge and that part of the process has generally run pretty smoothly. And the inventory level is there. I don’t know what they are exactly off the top of my head. But, we would measure them in quarters. At least.

Eric Ende, Merrill Lynch — Analyst [86]

So, you would have multiple quarters of inventory (multiple speakers)

Jim Mullen, Biogen Idec — Presdient, CEO [87]

(Multiple Speakers) level. And at the fill finish level, we have inventory at both the (indiscernible) side and the liquid side. And the only thing the — the (indiscernible) process has been very solid over the years. And, you know, we will continue and we have been manufacturing some of that. And that is available for the marketplace — it continues to be available at some low level — but we can make it available at a higher level. And the liquid inventory. Right now liquid pre-filled syringe is the predominant form that is being sold in the marketplace. I would say the inventory levels on that are quite short. So, you know, those we would measure right now probably in weeks or a few months.

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [88]

The correction of the problem — the important thing is I think we are sort of honed in on the problem. I think we can work through this situation. It implicates only one of the — we have got lots of bulk — the (indiscernible) formulation is not an issue. We’ve got some things that we’re working through on the liquid side.

Eric Ende, Merrill Lynch — Analyst [89]

So you could always supply the market with the (indiscernible) formulation, then?

Jim Mullen, Biogen Idec — Presdient, CEO [90]

Yeah, but you know, stepping from one to the other requires a lot of ramping up and ramping down of different things, because that’s not necessary how the production is right now planned. So, there is quite a number of variables in the air. And, I think we just have to work through them. Bill, I don’t know if you have any other comments?

William Rastetter, Biogen Idec — Chairman [91]

No, Jim, I think you probably framed the issue pretty accurately. I think we are on the program and trying to address it. But, it is appropriate to call it out to your attention.

Operator [92]

May-Kin Ho, Goldman Sachs.

May-Kin Ho, Goldman, Sachs, & Company — Analyst [93]

One more question on ANTEGREN. Can you tell us how many percent of the patients in Affirm and Sentinel, were treated with the Elan material versus material made by Biogen? And, have you done a bridging study to show that the two materials are equivalent?

Burt Adelman, Biogen Idec — EVP of Development [94]

Its Burt. I cannot remember the numbers, but we have, obviously, done all the necessary work to confirm bioequivalence so that we will be able to manufacture for the commercial world, material from RTP. Not an issue.

May-Kin Ho, Goldman, Sachs, & Company — Analyst [95]

Okay. Thanks.

Operator [96]

Jason Kantor, WR Hambrecht.

Jason Kantor, WR Hambrecht — Analyst [97]

Thank you. Most of my questions have answered already. But, can you walk us through, once again, what the onetime charges were for exactly for RITUXAN revenue?

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [98]

So, this is up in the consolidated joint venture line?

Jason Kantor, WR Hambrecht — Analyst [99]

That’s right.

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [100]

I’m just grabbing a piece of paper. The first one was — maybe I should let Bill answer that because I don’t want to pretend like I’ve been working with this for years. But, the first one is that there was some clinical work done by Roche, in Europe. Very valuable work. Some of it was discussed in ASH (indiscernible) that is the first charge for $9 million. That was the (multiple speakers) — too many Bills in the room.

William Rastetter, Biogen Idec — Chairman [101]

You remember the study that Roche did — CVP induction versus CVP RITUXAN — it was a study that was funded by Roche. And because of the close relationship that Genentech in Biogen Idec share with Roche, we were able, after the fact, to purchase the data for purposes of U.S. filing. So that is what that is all about. Kind of nice being able after you see the results, to go back and buy data. That is a good place to be.

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [102]

The second point that was in there that I mentioned was a $3 million charge for payment of prior year royalties and those relate to the original Columbia Axel patent. And so, those relate to the years 1997 to 2001. And so, that charge is pretty much a non-recurring. It’s a catch-up of prior year obligations.

Jason Kantor, WR Hambrecht — Analyst [103]

So then, my other question is — when we think about ANTEGREN and the 50/50 arrangement with Elan, how should we think about that in terms of you have an existing sales force and infrastructure, selling into that market already. You know, clearly you’re not going to double your sales force. So, you’re basically getting half of your AVONEX sales force paid for — in this partnership?

Burt Adelman, Biogen Idec — EVP of Development [104]

(laughter) well, there is an angle we have not thought of —

William Rastetter, Biogen Idec — Chairman [105]

(laughter) You know, I think we’re in the process of really deciding what kind of personal selling efforts should go behind ANTEGREN. And obviously, we need to optimize AVONEX sales as well. So, we’ve charged the marketing teams with actually studying and coming back with a number of options, including separate sales force’s — including doubling the sales force. So, we are in the planning stages there. I think the important thing is that exciting new compound, great market opportunity, new mechanism of action. And, we want to do everything we can to make sure that this product comes out of the gate very, very strong. We don’t want to get in our own way by underfunding the launch. And certainly, we will be working very closely with Elan on — coming to the conclusion as to what is the right level of support for this product. This important product launch.

Jim Mullen, Biogen Idec — Presdient, CEO [106]

Let me just add a couple of comments. This is Jim Mullen. Clearly, we’re going to make use of this infrastructure that we have in place. This is the team that built our MS franchise. This is the team that knows these positions — this is the team that has defended it so well. With Pfizer and Serano in the last two years now. So, you know, we are going to obviously — there’s a lot of value there and that is of course one of the attractions of this thing. We’re going to have to work through the exact details of how we re-shape that team to accommodate AVONEX and ANTEGREN. But clearly, we’re not going to be laying off our AVONEX costs onto our partner, Elan. But, we do expect we are going to get leverage from the infrastructure we have. So, I think that it’s probably going to take us three or six months to really worked through it. And it will be hard to explain it to anybody anyway, in the absence of people being able to look at the clinical data. Which is — I don’t expect to be available to the public anytime soon.

Jason Kantor, WR Hambrecht — Analyst [107]

Thank you.

Operator [108]

Caroline Loewy, Morgan Stanley.

Caroline Loewy,: Thank you, and not to beat a dead horse, but just a couple of quick follow-ups. On the AVONEX manufacturing, can you quantify what the cost of it looks like? Maybe 20 plus million and whether that is likely to spill over into the first quarter?

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [109]

I’m sorry (multiple speakers)

Caroline Loewy, Morgan Stanley — Analyst [110]

The write-off costs for the additional manufacturing cost for AVONEX?

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [111]

No, at this point we’ve captured what we’ve written off — honestly, in any manufacturing environment you have specifications. You produce within those specifications or not and then it’s announced in the specifications to go through review process. But, at this point, we have written off everything that has been termed to be unusable, relative those reviews. So, that is the process now. I guess what you are asking is speculating, going forward, how much write-offs might we have, going forward. That is really hard to speculate on at this point.

Caroline Loewy, Morgan Stanley — Analyst [112]

I guess, now that we are in March, and there are two months of the quarter whether — either fixing the problem or the continued stopping/starting manufacturing — whatever you’re doing. Whether that’s incurring cost (indiscernible) both companies were running somewhere around 15 percent-ish sort of cost numbers, historically. You’re stepping up to like 23 percent with the write-off — but that’s a huge difference — and trying to get an idea where we’re going to be relative to those —

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [113]

Well, we don’t know. Because at this point anything that is determined as unusual has been written-off. So, I think we’re trying to sell the process. I think — I’m not sure — I’m not sure I understand your question (multiple speakers)

Burt Adelman, Biogen Idec — EVP of Development [114]

We don’t have any more loss.

Caroline Loewy,: Whether the problems with operations — is you are trying to fix the problem during Q1, whether that is increasing your cost structure above the 15 percent sort of run rate that we’ve been seeing historically?

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [115]

I see, okay. Let me just comment on that briefly. I apologize. I didn’t really understand the question, initially. So, in fact, when you look at our P&L on these table 4 and table 3 — one is for the quarter and one is for the full year, you will note that actually, for ‘03, that for the full year, our costs of sales was about 12 percent on the combined pro forma basis. In Q4, as you will note, it was up around 15 percent because of the magnitude of the write-off that we took. And I mentioned that it was about $28 million. (multiple speakers) It was to products. It was first ZEVALIN which was actually more of a dating issue. That was not anything like that. There was a little bit of AMEVIVE write-off in there — very small. And then AVONEX as well (multiple speakers)

Caroline Loewy, Morgan Stanley — Analyst [116]

And that is on the full-year basis?

Peter Kellogg, Biogen Idec — CFO, EVP of Finance [117]

That is in the full year number but for full-year, that incorporates obviously the first three quarters. So, it is hard to comment on something kind of like that and try to speculate as to what that might be, going forward. But, once we get past this issue and get back to an operating mode, we expect our cost of sales to fall back down to the very low teen range. So, we hopefully are not going to be writing-off these kinds of inventories on an ongoing basis. I wouldn’t provide guidance if that’s going to be the ongoing situation. But, I think we just wanted to alert everybody that you’ve seen us write-off a healthy amount of inventory in Q4. Just wanted to alert you that that is a challenge that we’re working with right now. But, I really couldn’t speculate or give guidance. There’s nothing going on right now in queue — the first couple of months of Q1 that would give me and ability to speculate going forward.

Caroline Loewy, Morgan Stanley — Analyst [118]

Okay. Thank you.

Elizabeth Woo, Biogen Idec — Senior Director of Investor Relations [119]

Operator, were going to take one or two more questions.

Operator [120]

Matt Geller, CIBC World Markets.

Matt Geller, CIBC World Markets — Analyst [121]

In doing marketing studies and understanding how ANTEGREN will fill a role, can you tell us a little bit about how you see the product, in terms of being used as ANTEGREN, versus AVONEX, versus combination? What factors do you think will be really important from what you have learned now, in terms of the safety, in terms of efficacy, in terms of convenience of usage, and in terms of costs?

Burt Adelman, Biogen Idec — EVP of Development [122]

This is Burt. I don’t that think we have the answers to all of those questions yet. We are in the midst of looking at the data. We don’t have the two-year data, which, obviously, will further expand our understanding of the drug, particularly, vis-a-vis disability. But, you know, I would say that, as I said earlier in the conversation, first and foremost, we know that there is a significant population of patient’s out there falling out of existing therapies because of either they don’t want to give themselves an ejection, they cannot tolerate the adverse events associated with the existing therapies (technical difficulty) — and/or they prefer the convenience of going to a doctor once a month to get an injection. So, I think, that is a group right there. Clearly, you know, we know there are patients who breakthrough. We know that there are patients who have some degree of disease activity — either as measured by relapse rate and/or MRI, while they are on any of the current therapies. And, that is why the clinical development program for this product includes not only a placebo-controlled trial, you know, as a stand-alone therapy, but includes a study where we look at the efficacy of ANTEGREN when added to patients already on interferon, who still have some evidence of disease activity. So, I think it is going to be broadly applicable to the entire population of patients with MS who are or are not on therapy, who still have evidence of disease activity. And that was our idea when we ran this program, since we knew that a successful drug had to be effective in more than just naive patients.

Operator [123]

Adam Walsh, Jefferies & Company.

Adam Walsh, Jeffries & Company — Analyst [124]

Thanks for taking my question. I have a two-parter for Burt. Can you walk us through your thought process on potentially requesting party review for ANTEGREN for MS — how you think about that? And the second part is, given that the two-year data from the Affirm and the Sentinel trials will be mature by the first part of ‘05, which could potentially overlap with the FDA review process for teh one-year data, can you give us some color on the FDA’s position on seeing the two-year data prior to rendering a decision on approval? Thank you.

Burt Adelman, Biogen Idec — EVP of Development [125]

Okay, I will say, with respect to an accelerated approval, I’ll ask them please — pretty please, will you consider it? And, of course we will ask for and make a compelling argument for a rapid review. Where we to be successful in getting a rapid review, then it would be done before, you know, the two-year data, and those data would be submitted as a label update. You know, I cannot speculate on any of the scenarios in-between. Although, I think that, generally, our intention and our understanding here is that they are prepared to review the data from one year, for these two trials. And they are not going to review those data and then sit around and wait to get the rest of the data to make a decision. There is no value to the agency to except one-year data for preliminary review, if really what they only want are the two-year data. So, I can tell you with confidence, that they will not be waiting — they will not be dragging their legs in the approval process, ultimately waiting to get the two-year data.

Adam Walsh, Jeffries & Company — Analyst [126]

Very helpful. Thank you.

Elizabeth Woo, Biogen Idec — Senior Director of Investor Relations [127]

Well, thank you for joining us on the call today. Christina, Dillon, and myself will be back at our desks in about 15 minutes, if you have follow-up questions. And we look forward to seeing you on our next earnings call in April.

Operator [128]

This concludes today’s Biogen Idec fourth-quarter and full-year earnings conference call. You may now disconnect.